Exhibit 107

Calculation of Filing Fee Tables

Form F-1

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(Form Type)

Altamira Therapeutics Ltd.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, par value CHF 0.01 per share	457(c)	5,000,000	$1.32	$6,600,000	0.0000927	$612	–	–	–	–
Fees Previously Paid	–	–	–	–	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
	Total Offering Amounts					$6,600,000		$612
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$612

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices of the registrant’s common shares, as reported on the Nasdaq Capital Market on February 2, 2022, a date within five business days prior to the initial filing of this registration statement on February 8, 2022.

(2)	The registrant is registering for resale, from time to time, 5,000,000 common shares that the registrant may issue to Lincoln Park Capital Fund, LLC (“LPC”) pursuant to a Purchase Agreement (the “Purchase Agreement”), dated April 23, 2020, by and between LPC and the registrant relating to the issuance of up to $10,000,000 of common shares of the registrant. Pursuant to Rule 416(a) under the Securities Act, the registrant is also registering hereunder an indeterminate number of common shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.